Exhibit 15.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated June 17, 2003, on our review of interim financial information of Alestra, S. de R.L. de C.V. and subsidiary as of and for the period ended March 31, 2003, is included in its Registration Statement dated June 20, 2003.

Very truly yours,

PricewaterhouseCoopers

Miguel Angel Puente Buentello

Public Accountant

Monterrey, Nuevo Léon, México

June 20, 2003